[MICHAEL FOODS LETTERHEAD]


CONTACT:  MARK D. WITMER
          ASSISTANT TREASURER
          (952) 258-4906

FOR IMMEDIATE RELEASE

MICHAEL FOODS REPORTS SECOND QUARTER 2002 FINANCIAL RESULTS

MINNEAPOLIS, July 25 -- Michael Foods, Inc. today reported 2002 financial results for the second quarter and first half ended June 30, 2002. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended June 30, 2002 were $38.9 million compared to $37.1 million in 2001's second quarter, an increase of 5%. Net sales for the three months ended June 30, 2002 were $289.8 million compared to $295.1 million, a decrease of 2%. EBITDA for the six months ended June 30, 2002 was $74.8 million compared to $68.8 million in 2001's first half, an increase of 9%. Net sales for the six months ended June 30, 2002 were $568.2 million compared to $570.7 million, a decrease of less than 1%.

Commenting on the second quarter results, Chairman, President and Chief Executive Officer Gregg A. Ostrander said, "Three of our divisions roughly matched year-ago EBITDA levels, while the fourth, Dairy Products, had another strong period, with EBITDA up 62%. A combination of solid volume growth and improved ingredient costs paced the Dairy Products results. We had notable volume growth in our UHT specialty carton and creamer lines."

Addressing the other three divisions, Ostrander added, "Egg Products results were comparable to 2001 second quarter results and reflected a weak egg market, and higher feed costs, year-over-year. Strong results from egg substitutes and precooked items offset weakness in the industrial segment, especially for short shelf-life liquid eggs. Potato Products results rose slightly, reflecting steady sales and earnings growth in both the retail and foodservice segments. Lastly, Refrigerated Distribution EBITDA results were off slightly in the quarter. Margins in the key cheese category stabilized, largely offsetting the impact of weaker sales. Divisional sales declined due to butter deflation, customer store closures and a cheese industry which saw most of its growth come from private labels."

Ostrander concluded, "We ended the quarter with a strong cash position as a result of our continued success in generating free cash flow."

Unaudited segment data follows (in thousands):

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
                                              -------------------------------------------------------------------------
                                                  Egg     Refrigerated    Dairy      Potato
                                               Products   Distribution   Products   Products    Corporate      Total
                                              -------------------------------------------------------------------------
COMPANY
----------------------------------------------
THREE MONTHS ENDED JUNE 30, 2002:
External net sales                               $161,887      $57,203     $53,123    $17,540        N/A      $289,753
EBITDA*                                            29,254        2,811       4,944      3,281     (1,368)       38,922

THREE MONTHS ENDED JUNE 30, 2001:
External net sales                               $162,582      $64,431     $51,821    $16,275         N/A     $295,109
EBITDA*                                            29,296        2,877       3,054      3,120      (1,292)      37,055

SIX MONTHS ENDED JUNE 30, 2002:
External net sales                               $317,074     $120,208     $96,302    $34,598        N/A      $568,182
EBITDA*                                            57,552        5,541       7,816      6,759     (2,901)       74,767

PREDECESSOR
----------------------------------------------
THREE MONTHS ENDED MARCH 31, 2001:
External net sales                               $163,529      $61,185     $35,328    $15,585        N/A      $275,627
EBITDA*                                            24,424        3,955       2,013      2,966     (1,613)       31,745

* as defined in our senior credit facility

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, specialty dairy products and refrigerated potato products. Principal subsidiaries include
M. G. Waldbaum Company, Papetti's Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company, Kohler Mix Specialties, Inc. and Northern Star Co.

Consolidated statements of earnings follow:

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                               MICHAEL FOODS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                       FOR THE THREE MONTHS ENDED JUNE 30,
                               (000'S, UNAUDITED)

                                                                                2002              2001
                                                                              ---------         ---------
Net sales                                                                      $289,753          $295,109

Cost of sales                                                                   235,549           244,855
                                                                             ----------        ----------

  Gross profit                                                                   54,204            50,254

Selling, general & administrative expenses                                       29,826            30,294
                                                                             ----------        ----------

  Operating profit                                                               24,378            19,960

Interest expense, net                                                            12,332            16,241
                                                                             ----------        ----------

  Earnings before income taxes                                                   12,046             3,719

Income tax expense                                                                4,730             2,050
                                                                             ----------        ----------

  NET EARNINGS                                                               $    7,316        $    1,669
                                                                             ==========        ==========

  Depreciation & amortization                                                 $  13,764         $  15,603
                                                                             ==========        ==========

  EBITDA, as defined in our senior credit facility                            $  38,922         $  37,055
                                                                             ==========        ==========

Selected Balance Sheet Information:                                        June 30, 2002    December 31, 2001
                                                                           -------------    -----------------
Cash and equivalents                                                           $  38,970        $  27,660
                                                                             ==========        ==========
Accrued interest                                                                  10,448           10,619
                                                                             ==========        ==========
Total debt, including current maturities                                         530,037          553,094
                                                                             ==========        ==========

CERTAIN ITEMS IN THIS RELEASE MAY BE FORWARD-LOOKING STATEMENTS, WHICH ARE MADE IN RELIANCE UPON THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES, INCLUDING CHANGES IN DOMESTIC AND INTERNATIONAL ECONOMIC CONDITIONS. SPECIFIC RISKS AND UNCERTAINTIES INCLUDE HOW THE CASH MANAGEMENT ACTIVITIES OF THE COMPANY, ITS CUSTOMERS AND ITS SUPPLIERS, ALONG WITH COMPANY GROWTH PLANS, AFFECT WORKING CAPITAL COMPONENTS. ALSO, THE COMPANY FACES NORMAL, AND AT TIMES NOTABLE, VARIANCES IN THE SUPPLY OF, AND DEMAND FOR, EGGS, GRAIN FEED INPUTS, AND BUTTERFAT-RELATED PRODUCTS, WHICH CAN RESULT IN PRICING AND PROFIT MARGIN VOLATILITY FOR CERTAIN EGG PRODUCTS, AND CHEESE, BUTTER AND OTHER DAIRY ITEMS. AS A RESULT, THE COMPANY'S ACTUAL FINANCIAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ESTIMATED BY, FORECASTED BY, OR IMPLIED BY THE COMPANY IN SUCH FORWARD-LOOKING STATEMENTS.

                                      # # #

07-25-02